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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:                                              NEWS
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October 14, 1999                                                 NASDAQ-CMED


                COLORADO MEDTECH, INC. SIGNS A LETTER OF INTENT
                TO ACQUIRE ULTRASOUND IMAGING PRODUCTS COMPANY

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED), a Boulder, Colorado-based medical products and services company, announced it signed a letter of intent to acquire CIVCO Medical Instruments Co., Inc. ("CIVCO"). CIVCO, a privately held company located in Kalona, Iowa, is a leading designer and manufacturer of specialized medical products for ultrasound imaging equipment and procedures and for minimally invasive surgery equipment and procedures. CIVCO's business focuses on supplying innovative product design, manufacturing, distribution and support to the world's leading imaging original equipment manufacturers (OEMs). CIVCO's annualized revenues are approximately $10 million and it employs approximately 90 people.

The proposed transaction will be a stock for stock acquisition, and will be accounted for as a pooling of interests. Based upon the business plans of Colorado MEDtech and CIVCO, the proposed transaction will be accretive to the earnings of Colorado MEDtech.

"We are looking forward to completing the transaction with CIVCO. They are a strong and talented group and their business offers many opportunities for cooperation with our existing businesses, principally our Imaging and Power Systems division and our CMED Catheter and Disposables Technology unit," said John V. Atanasoff, President and CEO of Colorado MEDtech. "CIUCO's technology and products will give us a further opportunity to strengthen our relationships with our major imaging customers. We look for this transaction to provide further growth opportunities and synergies with our core business units."

Victor Wedel, Chairman and CEO of CIVCO, commented, "This is a very dynamic move for CIVCO. Our businesses complement each other very well and offer a wide array of talent, manufacturing, R&D, unique imaging products and a strong, global customer base."

The proposed transaction would be Colorado MEDtech's third acquisition in calendar year 1999 and its fifth acquisition in the past three years. Colorado MEDtech, through its wholly-owned subsidiaries and operating divisions, is a leading full-service provider of advanced medical products and comprehensive outsourcing services.

Forward-Looking Statements
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Statements in this news release which are not historical facts are forward-
looking statements subject to risks and uncertainties which could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, the risk that the acquisition may not close, the risk that if the acquisition occurs the acquired company cannot be successfully integrated with the Company's existing operations as contemplated by the Company, the risk that the Company will not be able to successfully penetrate the ultrasound equipment and accessory market, and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. These factors are more fully described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 1999, copies of which the Company will provide on request.
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                                   CONTACTS:
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Colorado MEDtech, Inc.
John V. Atanasoff, President and CEO          Telephone:           303.530.2660
Stephen P. Hall, CFO                          Fax:                 303.581.1010
Email: cmedinfo@cmed.com
Website: www.cmed.com
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